Exhibit F

Citigroup Global Markets Inc.

Piper Jaffray & Co.

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

CRISPR Therapeutics AG Public Offering of Common Shares

Mijdrecht, 12 September 2016

Bayer Global Investments B.V.

Energieweg 1

NL-3641 RT Mijrecht

Tel.: +31 297 280 340

www.bayer.nl

KvK nr. 51490986

Deutsche Bank AG,

Amsterdam

IBAN NL69DEUT0265154952

Swift DEUTNL2A

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed underwriting agreement (the “Underwriting Agreement”), among CRISPR Therapeutics AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Issuer”), and each of you as representatives of a group of underwriters named therein (the “Underwriters”), relating to an underwritten public offering of common shares, nominal value CHF 0.10 per share (the “Common Shares”), of the Issuer (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and Piper Jaffray & Co. (together, the “Representatives”), offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “SEC”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period commencing on the date hereof and continuing through 180 days after the date of the Underwriting Agreement (the “Lockup Period”), other than:

(i) sales of Common Shares by the undersigned to the Underwriters pursuant to the Underwriting Agreement;

(ii) transactions relating to Common Shares or other securities convertible or exercisable into Common Shares acquired in open market transactions after the completion of the Offering;

(iii) transfers of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for, such capital stock as a bona fide gift;

(iv) exercise of options or warrants to purchase Common Shares or the receipt of Common Shares upon the vesting of restricted Common Share awards and any related transfer of Common Shares to the Issuer in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or Common Share awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this agreement during the Lock-Up Period;

(v) transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for, such capital stock to the spouse, domestic partner, parent, child or grandchild or first cousin of the undersigned (each, an “Immediate Family Member”) or to a trust formed for the direct or indirect benefit of the undersigned or an Immediate Family Member;

(vi) transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for, such capital stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or trustee of the undersigned;

(vii) transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for, such capital stock pursuant to a divorce settlement agreement or decree or a qualified domestic relations order as defined in the United States Employee Retirement Income Security Act of 1974, as amended, or similar foreign laws;

(viii) transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for, such capital stock to any affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended), limited partners, general partners, limited liability company members or shareholders of the undersigned, or if the undersigned is a corporation to any wholly owned subsidiary of such corporation;

(ix) the establishment of a trading plan pursuant to Rule 10b-5-1 under the Exchange Act for the transfer of Common Shares or securities convertible into or exchangeable for Common Shares, provided that such plan does not provide for the transfer of Common Shares during the Lock-Up Period; and

(x) transfers of Common Shares to the Issuer pursuant to agreements under which the Issuer has the option to repurchase such Common Shares upon termination of the undersigned’s employment with the Issuer, provided that the repurchase price for any such Common Shares shall not exceed the original purchase price paid by the undersigned to the Issuer for such Common Shares;

provided that in each case (other than (i)), no filing by any party under Section 13 or Section 16(a) of the Exchange Act or other public announcement shall be required or voluntarily made by the undersigned or the recipient during the Lock-Up Period; provided further that, in the case of any transfer or distribution pursuant to clauses (iii), (v), (vi), (vii) and (viii), (a) the recipient agrees to be bound in writing by the same restrictions set forth herein for the duration of the Lock-Up Period and (b) any such transfer shall not involve a disposition for value. Notwithstanding the foregoing, the undersigned may make transfers described in clauses (iii) or (v) above prior to the date that is ten days following the initial public filing with the SEC of the registration statement relating to the Offering, provided that (a) the recipient agrees to be bound in writing by the same restrictions set forth herein for the duration of the Lock-Up Period and (b) any such transfer shall not involve a disposition for value.

If the undersigned is an officer or director of the Issuer, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Common Shares the undersigned may purchase in the Offering.

If the undersigned is an officer or director of the Issuer, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Shares, the Representatives will notify the Issuer of the impending release or waiver, and (ii) the Issuer has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares pursuant to a change of control of the ownership of the Issuer regardless of how such a transaction is structured (including, without limitation, the entry into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Common Shares or other such securities in favor of any such transaction); provided that, if such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares subject to this letter agreement shall remain subject to the restrictions contained in this letter agreement. For purposes of this letter agreement, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Issuer, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of the total voting power of the voting stock of the Issuer.

Notwithstanding anything to the contrary contained herein, if any officer, director or record or beneficial owner of any securities of the Issuer other than the undersigned that beneficially owns 5% or more of the outstanding Common Shares of the Issuer (calculated on a pre-Offering basis) (any such holder of 5% or more of the outstanding Common Shares, a “Major Holder”) is granted an early release from the restrictions described herein during the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on a pro rata basis with all other Major Holders of similarly restricted securities of the Issuer based on the maximum percentage of shares held by any such Major Holder (the “Pro-rata Release”); provided, however, that no Pro-rata Release of the undersigned’s shares will occur unless the Representatives have waived such prohibitions with respect to Common Shares, or any securities convertible into or exercisable for Common Shares, held by any one officer, director or Major Holder valued at $5,000,000 or more in aggregate (based on the closing or last reported sale price of the Common Shares on the date such waiver becomes effective). The Pro-rata Release shall not be applied in the case of (1) an early release from the restrictions described herein due to circumstances of an emergency or hardship, as determined by the Representatives in their sole judgment or (2) an early release from the restrictions described herein during the Lock-Up Period in connection with an underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of Common Shares (an “Underwritten Sale”), provided that the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Common Shares or otherwise “piggyback” on a registration statement filed by the Issuer for the offer and sale of its Common Shares, is offered the opportunity to participate on a basis consistent with such contractual rights in such Underwritten Sale. The Representatives shall use commercially reasonable efforts to provide notice to the Issuer within three (3) business days upon the occurrence of a release of a shareholder of its obligations under any lock-up agreement executed in connection with the Offering that gives rise to a corresponding release of the undersigned from its obligations hereunder pursuant to the terms of this paragraph, provided that the failure to give such notice shall not give rise to any claim or liability against the Underwriters. For purposes of determining record or beneficial ownership of a shareholder, all Common Shares held by investment funds affiliated with such shareholder shall be aggregated.

This agreement shall automatically terminate and the undersigned shall be released from all obligations under this letter upon the earliest to occur, if any, of (i) the Issuer, on the one hand, or the Representatives, on the other hand, advising the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Offering, (ii) the Underwriting Agreement being terminated prior to the First Closing Date (as defined in the Underwriting Agreement), (iii) the Issuer filing an application with the SEC to withdraw the registration statement filed with the SEC with respect to the Offering and (iv) December 29, 2016, if the Offering has not been completed by such date. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

Yours very truly,

Bayer Global Investments B.V.

By:	/s/ C. H.A. Koersvelt
Name : C. H.A. Koersvelt
Title: Managing Director

By:	/s/ A. Steiger-Bagel
Name: A. Steiger-Bagel
Title: Managing Director